Exhibit 10.6

DISTRIBUTION LICENSE AGREEMENT

The following sets forth the material terms of the agreement (the “Agreement”) reached between EnderbyWorks, LLC (“EW”) and 92 Films, LLC (“Licensor”) is entered into as of July 6, 2021 in connection with the motion picture currently entitled “Zero Contact” (the “Picture”).

Condition Precedent: The parties’ obligations hereunder are expressly conditioned upon and subject to receipt of a fully executed copy of this Agreement.

1. Picture: The Picture as delivered to EW shall: (a) be “Zero Contact”, directed by Rick Dugdale and starring Anthony Hopkins, Aleks Paunovic, Chris Brochu, Tuva Novotny and Martin Stenmarck; (b) be photographed substantially in the English language, fully colored and with a running time (inclusive of main and end titles) of approximately 90 minutes; (c) be fully scored with all music fully cleared for all Rights granted hereunder and, (d) any related bonus footage including the “Making of” the Picture, cast interviews, outtakes, etc.

2. Territory: Universe (“Territory”).

3. Rights: Licensor hereby irrevocably grants to EW, on an exclusive basis, all rights in and to the Picture (including, without limitation, the copyright therein) and all characters and literary and artistic material contained therein in any and all media now known or hereafter devised throughout the Territory, in all languages in which motion pictures are customarily distributed in the Territory (subtitled and/or dubbed), throughout the “Territory” (as defined herein) during the “Term” (as defined herein), including, but not limited to non-fungible token media, theatrical, non-theatrical, all forms of television (including, without limitation, free, pay, pay per view, terrestrial, satellite, cable and near video on demand), all forms of homevideo or other home viewing technology now known or hereafter devised (including without limitation cassette, videodisc, DVD, HD DVD and Blu Ray), video on demand, online/internet, digital streaming, download to own, interactive, ships, airlines, hotels, clips, mobile (e.g., cell phones), merchandising (including, without limitation, interactive games and devices, electronically read, digitized, interactive and computer-based or computer-assisted systems, devices and services), live stage, derivative works (e.g., remakes and/or sequels in any media including episodic series, mini-series and MOWs), novelization, comic book, music, music publishing, theme park rights, commercial tie-ins, screenplay publishing and any and all allied and ancillary rights, and the right to advertise, publicize and promote any of the foregoing in any and all media (collectively, the “Rights”). Any Rights not expressly licensed by EW to a third party during the Term shall automatically revert to Licensor at the end of the Term.

4. Term: The term of this Agreement shall commence as of the above date and shall continue for ten (10) years (the “Initial Term”). The “Term” shall be the Initial Term, and if extended pursuant to a written extension agreement between the parties, any Extension Term.

5. Minimum Guarantee: In consideration of the Rights granted to EW, Licensor shall receive the sum of Three Million US Dollars ($3,000,000) (the “Minimum Guarantee”), which shall be payable by EW to Licensor upon satisfaction of the Condition Precedent.

6. Distribution Terms: “Gross Receipts” means all sums actually earned and received by or credited to EW and/or its affiliates from the exploitation of the Rights or any part thereof. Gross Receipts will be applied on a continuous and rolling basis as follows: (a) first, to EW’s recoupment of all actual, direct, out of pocket, third party marketing and advertising costs and expenses (the “Expenses”); (b) second, to EW’s recoupment of the Minimum Guarantee; and (c) third, all sums remaining after the deduction of (a) and (b) will be paid 50% to Licensor (the “Licensor Share”) and 50% to EW. The parties agree that the Expenses shall not exceed Three Million US Dollars ($3,000,000) (the “Expenses Cap”). In the event that EW desires to spend in excess of the Expenses Cap, then EW shall obtain Licensor’s prior written approval, and the Expenses Cap shall not apply to any such approved expenses.

7. Accounting and Audit: EW shall maintain full and complete records of all matters relating to the exploitation of the Rights in the Picture. EW shall account to Licensor in a customary industry manner on a quarterly basis from the end of the first quarter following the release of the Picture in the Territory and all accountings (and payments when due as aforesaid), shall be on a quarterly basis throughout the Term. All accountings hereunder shall be sent to Licensor within thirty (30) days of the end of the relevant accounting period and be accompanied by payment of any sums due to Licensor thereunder. Licensor shall have customary motion picture industry audit rights, at Licensor’s expense, in connection with the Picture to be exercised not more than once per calendar year during reasonable business hours to be conducted by a certified public accountant and otherwise in accordance with custom and practice in the industry and in a manner that will not frustrate EW’s business. Licensor shall notify EW in writing of its intention to audit EW’s books, specifying at least the statement upon which Licensor’s audit is to be based, and such audit must be commenced within sixty (60) days of such written notice.

8. Third Party Payments: Licensor shall be solely and exclusively responsible for the calculation, accounting and payment of any and all third-party participations (whether in the form of percentage contingent compensation, deferments, bonuses or otherwise) that become payable by reason of the exploitation of the Picture in the Territory, and Licensor shall indemnify and hold EW harmless with respect to any claims by any person or entity in connection with any such payments. EW shall be solely and exclusively responsible for the calculation, accounting and payment of any and all third-party payments derived from its exploitation of the Rights (e.g., public performance royalties, etc.).

9. Delivery: “Delivery” means Licensor providing EW with the materials referenced in Exhibit “A”, attached hereto and incorporated by this reference.

10. Credit: EW shall receive a first position logo and first position presentation credit in connection with the Picture on screen and in the billing block of all paid ads in the Territory. EW shall adhere to all credit obligations of which it is notified in writing. The Picture as delivered to EW shall contain all required screen credits, and, provided that EW does not alter such credits, Licensor does hereby indemnify and hold EW harmless with respect to any claims regarding such screen credits.

11. Representations & Warranties: Licensor hereby represents, warrants and undertakes: (a) that Licensor has all rights necessary to enter into and perform this Agreement; (b) that there are no liens or encumbrances against the Picture materially adversely affecting the Rights granted to EW hereunder; (c) the Picture and any advertising or publicity materials supplied by Licensor hereunder shall not contain any material which violates or infringes, nor will EW’s exploitation of the Rights in accordance with this Agreement violate or infringe the copyright of any person, firm or corporation or any other common law or other right including without limitation, any right of privacy or trademark, of any person, firm or corporation; (d) every musical composition contained in the Picture and every performance of a musical composition contained in Picture have been licensed for use in and in connection with the Picture for the entire Term on a “flat buy-out basis” for the Territory, so that no payment of any kind shall be required other than the one-time fixed fee provided in the applicable license, all of which fees are fully paid; (e) all costs of production of the Picture, including, without limitation, all compensation, laboratory costs, license fees and royalties will be paid in full prior to Delivery except any deferred costs, participations and/or guild residuals, all of which shall be payable by Licensor; (f) there is no action, suit or proceeding relating to the Picture pending or threatened, before any court, administrative or governmental body which might materially affect EW’s rights hereunder; and (g) the Picture has not heretofore been exploited anywhere in the Territory in any medium.

12. Indemnification: Licensor will, at its own expense, defend, indemnify and hold harmless EW, its parent company and any and all related or affiliated entities, its officers, employees, agents, licensees and assignees, from any and all loss, damage, liability or expense (including reasonable outside attorneys’ fees and expenses on a full indemnity basis) resulting from any breach of Licensor’s representations, warranties and/or agreements herein. With regard to any matters for which Licensor is indemnitor, EW may elect, in its sole discretion, to control the applicable action or proceeding, in which event Licensor may join in any such action or proceeding and be represented by its own counsel at its sole cost. EW shall, at its own expense, defend, indemnify and hold harmless Licensor, its parent company and any and all related or affiliated entities, its officers, employees, agents, licensees and assignees, from any and all loss, damage, liability or expense (including reasonable outside attorneys’ fees and expenses on a full indemnity basis) resulting from any material uncured breach of EW’s representations, warranties and agreements herein or otherwise from EW’s exploitation of the Picture (other than those claims for which Licensor must indemnify EW as set forth above).

13. Confidentiality and Press Release: The terms of this Agreement shall remain confidential. If EW elects to issue a press release concerning this Agreement, EW shall prepare the content and timing of such press release in consultation with Licensor.

14. Editing: EW shall not have the right (and shall not grant the right to any third party) to edit, dub or subtitle the Picture without Licensor’s prior written approval, which shall not be unreasonably conditioned, withheld or delayed.

15. Choice of Law/Choice of Forum:

(a) This Agreement and all related documents, including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, United States of America (including its statutes of limitations), without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

(b) Each party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against any other party in any way arising from or relating to this Agreement and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud, and statutory claims, in any forum other than the state and/or federal courts located in the county of Los Angeles, state of California, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in such courts. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16. Assignment: EW, in its sole discretion, shall have the right to sell the Rights to one or more third parties. EW shall not have the right to assign and pledge its rights hereunder without Licensor’s prior written consent, which shall not be unreasonably conditioned, withheld or delayed. Licensor hereby acknowledges and approves the execution of a Security Agreement between EW and CurrencyWorks, Inc., which extends to all of EW’s rights in and to this Agreement, and that if such Security Agreement is enforced, the assignment of this Agreement to CurrencyWorks, Inc., or its designated assignee. Licensor may not assign its rights under this Agreement without EW’s prior written consent, which shall not be unreasonably conditioned, withheld or delayed. Nothing contained in this Agreement shall be construed as creating an agency, partnership or fiduciary relationship between the parties.

17. Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and shall supersede and replace all prior and/or contemporaneous written or oral agreements pertaining hereto and can only be modified by a writing signed by both parties.

18. Relationship of Parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the parties. Service Providers is an independent contractor pursuant to this Agreement. Neither party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party.

19. Counterparts/Electronic Signatures. This Agreement may be executed by the Parties in counterparts or via a reputable electronic signature system, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures, signature pages sent by email, or signature pages completed through a reputable electronic signature system shall be binding as though they are originals

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

ENDERBYWORKS, LLC	92 Films, LLC

/s/ Swapan Kakumanu	/s/ Rick Dugdale
By: Swapan Kakumanu	By: Rick Dugdale
Its: Manager	Its: Manager

Exhibit “A”

Delivery Materials

I.	Physical Elements:
a.	Digital Source Master
b.	DSM 2K DCI REC709 DPX Texted
c.	Digital Master File
d.	HD/SDR ProRes XQ Texted

II.	Legal Elements:
a.	Copyright Report
b.	Proof of Errors & Omissions Insurance
c.	Stock Footage Clearances
d.	Lead cast and key crew agreements
e.	Credit Obligation Charts for
i.	Main Titles
ii.	End Titles
iii.	Paid Ad obligations

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